Exhibit 15.2

April 25, 2024

iHuman Inc. (the “Company”)

Floor 8, Building B,

No. 1 Wangjing East Road

Chaoyang District, Beijing 100102

Ladies and Gentlemen:

We hereby consent to the use and reference to our name and our opinions and views under the captions “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Regulations,” “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIE and Its Shareholders,” “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities,” “Item 10. Additional Information—E. Taxation,” and “Item 16K. Cybersecurity—Risk Management and Strategy” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”) and further consent to the incorporation by reference of the summary of our opinions in the Annual Report into the Company’s registration statement on Form S-8 (File No. 333-254990) that was filed on April 2, 2021, pertaining to the Company’s Share Incentive Plan.

We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm